Exhibit 99

Contact Info:         Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Reports Third Quarter 2011 Earnings of $2.9 Million, an 8% Increase, and Strong Loan and Deposit Growth.

LOWELL, Mass (October 24, 2011) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $2.9 million, or $0.31 per diluted share, for the three months ended September 30, 2011 compared to $2.7 million, or $0.30 per diluted share for the comparable 2010 period.  Net income for the nine months ended September 30, 2011 amounted to $8.1 million, or $0.86 per diluted share, compared to $8.2 million, or $0.89 per diluted share for the comparable 2010 period.

As previously announced on October 18, 2011, the Company declared a quarterly dividend of $0.105 per share to be paid on December 1, 2011 to shareholders of record as of November 10, 2011.  The quarterly dividend represents a 5.0% increase over the 2010 dividend rate.

Chief Executive Officer Jack Clancy commented, “Our 8% third quarter net income growth reflects our success in growing our business lines.   Deposits, excluding brokered deposits, have grown $101.5 million, or 8%, since December 31, 2010.  While many banks continue to experience declining loan portfolios, our loan balances grew $86.2 million, or 8%, since December 31, 2010.  On an annualized basis, deposits and loans have grown 11% and 10%, respectively, since December 31, 2010.  We believe that our continued and steady growth is a result of our ability to serve our  market.”

Mr. Clancy further stated, “Our focus remains on growing all of our business lines, including quality lending, deposits, investment assets managed and insurance services through continued organic growth and strategic expansion, as we seek to take advantage of market opportunities that continue to be presented to strong community banks.  The Bank’s expansion in recent years in Southern New Hampshire, the Nashoba Valley Region and into Essex County presents increased opportunities to enhance our franchise.  Our recently announced Pelham location, our fourth in Southern New Hampshire, is anticipated to open in early 2012.  We remain committed to making investments in our branch network, technology, and most importantly, in our employees, customers and communities, in order to position the Bank for long-term growth.”

Founder and Chairman of the Board George Duncan stated, “The desire to do business with a vibrant, stable and thriving community bank is stronger than ever, and we see many possibilities for future growth.  Local businesses, professionals, non-profits and individuals continue to seek the flexibility, responsiveness and personalized service that a community bank such as Enterprise provides.  As a strong, well-capitalized community bank with state-of-the-art product capabilities delivered with a local and dedicated customer-service focus, we believe that we are well positioned to meet our communities’ needs.”

Results of Operations

The Company’s growth contributed to increases in net interest income and the level of operating expenses, in both the quarter and year-to-date periods ended September 30, 2011. Increases in the loan loss provision and non-interest revenue, primarily gains on security sales in the quarter, also impacted both the quarter end and year-to-date periods.

Net interest income for the quarter ended September 30, 2011 amounted to $14.7 million, an increase of $842 thousand, or 6%, compared to the September 2010 quarter.  Net interest income increased $2.1 million, or 5% for the nine-month period ended September 30, 2011 and amounted to $43.0 million for the nine months ended September 30, 2011.  The increase in net interest income over the comparable 2010 periods was due primarily to loan growth, partially offset by a decrease in net interest margin.  Average loan balances for the three and nine months ended September 30, 2011, were $91.7 million and $69.6 million, respectively, above the comparable periods in 2010.  Tax equivalent net interest margin was 4.33% for the quarter ended September 30, 2011, compared to 4.40% for the quarter ended September 30, 2010.  Year-to-date net interest margins were 4.36% and 4.44% for the nine months ended September 30, 2011 and 2010, respectively.  The year-to-date 2011 margin has been impacted by higher average balances in lower yielding short-term investments in 2011 compared to 2010, primarily from deposit growth in excess of loan growth.

The provision for loan losses amounted to $1.8 million for the three months ended September 30, 2011 compared to $1.3 million for the same period in 2010.  For the nine months ended September 30, 2011 and 2010, the provision for loan losses amounted to $4.0 million and $3.2 million, respectively.  The provisions made to the allowance for loan losses are a function of growth and trends in asset quality, taking into consideration the level of loan growth,  adversely classified and specific reserves for impaired loans, the level of non-performing loans and net charge-offs.  The level of loan growth during the first nine months of 2011 was $86.2 million compared to $31.7 million during the same period in 2010.  The balance of the allowance for loan losses allocated to impaired loans amounted to $4.1 million at September 30, 2011, compared to $2.7 million at September 30, 2010.  Total non-performing assets as a percentage of total assets were 1.81% at September 30, 2011, compared to 1.36% at September 30, 2010. For the year-to-date period ended September 30, 2011, the Company recorded net charge-offs of $800 thousand, compared to net charge-offs of $2.4 million for the comparable period ended September 30, 2010.  Annualized net charge-offs as a percentage of average loans for the nine months ended September 30, 2011 amounted to 0.09% compared to 0.29% in 2010.   Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves, and believes that current loan quality statistics are a function of the ongoing effects of the recent economic environment.  The allowance for loan losses to total loans ratio was 1.84% at September 30, 2011, compared to 1.70% at both December 31, 2010 and September 30, 2010.

Non-interest income for the three months ended September 30, 2011 amounted to $3.2 million, an increase of $580 thousand, or 22%, compared to the third quarter of 2010.  This increase was primarily due to an increase in the gain on security sales and increases in deposit fees, partially offset by a decrease in net gains on loans sales.  Non-interest income for the nine months ended September 30, 2011 amounted to $9.1 million an increase of $458 thousand, or 5%, compared to the 2010 year-to-date period.  This increase primarily resulted from increases in investment advisory fees and deposit fee income.

Non-interest expense for the three months ended September 30, 2011, amounted to $11.9 million, an increase of $670 thousand, or 6%, compared to the same period in the prior year.  For the nine months ended September 30, 2011, non-interest expense amounted to $36.2 million, an increase of $2.1 million, or 6%, compared to the same period in the prior year.  Increases in both the quarter and year-to-date expenses resulted primarily from increases in compensation-related expenses, occupancy, technology and audit, legal and other professional expenses, partially offset by a reduction in FDIC insurance expenses, resulting from changes made by the FDIC (effective April 1, 2011) in their deposit insurance assessment.  Increases in Other Operating Expenses of $172 thousand and $494 thousand for the quarter and year-to-date periods, respectively, included foreclosed real estate and workout and delinquent loan expense increases of $147 thousand and $251 thousand for the quarter and year-to-date periods respectively.

Key Financial Highlights

•                  Total assets were $1.497 billion at September 30, 2011 as compared to $1.397 billion at December 31, 2010, an increase of $99.5 million, or 7%, primarily due to loan growth.  Since June 30, 2011, total assets have increased $26.3 million, or 2%.

•                  Total loans amounted to $1.23 billion at September 30, 2011, an increase of $86.2 million, or 8%, since December 31, 2010.  Since June 30, 2011, total loans have increased $53.9 million, or 5%.

•                  Total deposits, excluding brokered deposits, were $1.35 billion at September 30, 2011 as compared to $1.24 billion at December 31, 2010, an increase of $101.5 million, or 8%.  Total deposits, excluding brokered deposits, have increased $25.5 million, or 2%, since June 30, 2011. The Company had no brokered deposit balances at September 30, 2011 or June 30, 2011 and amounts were minimal at December 31, 2010.

•                  Investment assets under management amounted to $470.6 million at September 30, 2011 as compared to $493.1 million at December 31, 2010, a decrease of $22.5 million, or 5%.  Investment assets under management have decreased $41.9 million, or 8%, since June 30, 2011. The decrease is attributable primarily to the effects of declines in the equity markets on investment account balances.

•                  Total assets under management amounted to $2.03 billion at September 30, 2011 as compared to $1.95 billion at December 31, 2010, an increase of $77.2 million, or 4%.  Since June 30, 2011, total assets under management have decreased $12.8 million, or 1%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 88 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has eighteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, and Salem.  The Company has also obtained the necessary regulatory approvals to establish a new branch in Pelham, New Hampshire, and expects that this office will be open for business in early 2012.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and Nine months ended September 30, 2011 and 2010

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010

Interest and dividend income:
Loans	$16,078	$15,334	$46,915	$45,457
Investment securities	827	996	2,693	3,143
Short-term investments	8	23	35	43
Total interest and dividend income	16,913	16,353	49,643	48,643

Interest expense:
Deposits	1,858	2,125	5,676	6,680
Borrowed funds	22	37	66	144
Junior subordinated debentures	294	294	883	883
Total interest expense	2,174	2,456	6,625	7,707

Net interest income	14,739	13,897	43,018	40,936

Provision for loan losses	1,840	1,275	3,954	3,187

Net interest income after provision for loan losses	12,899	12,622	39,064	37,749

Non-interest income:
Investment advisory fees	919	880	2,844	2,613
Deposit service fees	1,157	1,040	3,313	3,046
Income on bank-owned life insurance	162	170	484	492
Other than temporary impairment on investment securities	—	—	—	(8)
Net gains on sales of investment securities	486	—	747	777
Gains on sales of loans	119	208	403	392
Other income	397	362	1,275	1,296
Total non-interest income	3,240	2,660	9,066	8,608

Non-interest expense:
Salaries and employee benefits	7,177	6,703	21,275	19,825
Occupancy and equipment expenses	1,346	1,302	4,147	3,941
Technology and telecommunications expenses	959	839	2,893	2,761
Advertising and public relations expenses	471	477	1,717	1,758
Deposit insurance premiums	276	469	1,049	1,378
Audit, legal and other professional fees	331	280	1,003	875
Supplies and postage expenses	212	194	636	591
Investment advisory and custodial expenses	97	107	327	353
Other operating expenses	1,009	837	3,125	2,631
Total non-interest expense	11,878	11,208	36,172	34,113

Income before income taxes	4,261	4,074	11,958	12,244
Provision for income taxes	1,324	1,345	3,872	4,026

Net income	$2,937	$2,729	$8,086	$8,218

Basic earnings per share	$0.31	$0.30	$0.86	$0.89
Diluted earnings per share	$0.31	$0.30	$0.86	$0.89
Basic weighted average common shares outstanding	9,429,360	9,246,601	9,383,678	9,197,269
Diluted weighted average common shares outstanding	9,463,664	9,250,665	9,435,506	9,201,468

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2011	2010	2010

Assets
Cash and cash equivalents:
Cash and due from banks	$33,763	$30,541	$23,856
Short-term investments	48,419	24,465	96,768
Total cash and cash equivalents	82,182	55,006	120,624

Investment securities at fair value	128,922	142,060	129,329
Federal Home Loan Bank Stock	4,740	4,740	4,740
Loans, less allowance for loan losses of $22,569 at September 30, 2011, $19,415 at December 31, 2010, and $18,985 at September 30, 2010, respectively	1,206,989	1,123,931	1,095,593
Premises and equipment	25,893	24,924	24,474
Accrued interest receivable	5,418	5,532	5,527
Deferred income taxes, net	12,129	11,039	9,393
Bank-owned life insurance	14,801	14,397	14,257
Prepaid income taxes	377	379	966
Prepaid expenses and other assets	9,693	9,657	9,983
Goodwill	5,656	5,656	5,656
Total assets	$1,496,800	$1,397,321	$1,420,542

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,345,488	$1,244,071	$1,265,504
Borrowed funds	4,494	15,541	15,022
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	11,080	9,297	12,059
Accrued interest payable	366	914	665
Total liabilities	1,372,253	1,280,648	1,304,075

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,444,428, 9,290,465, and 9,264,732 shares issued and outstanding at September 30, 2011, December 31, 2010 and September 30,2010, respectively	94	93	93
Additional paid-in-capital	44,577	42,590	42,106
Retained earnings	77,133	72,000	70,505
Accumulated other comprehensive income	2,743	1,990	3,763

Total stockholders’ equity	124,547	116,673	116,467

Total liabilities and stockholders’ equity	$1,496,800	$1,397,321	$1,420,542

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	nine months	year	nine months
	ended	ended	ended
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2011	2010	2010
Balance Sheet Items:
Total assets	$1,496,800	$1,397,321	$1,420,542
Loans serviced for others	64,006	63,807	65,718
Investment assets under management	470,590	493,078	474,205
Total assets under management	$2,031,396	$1,954,206	$1,960,465

Book value per share	$13.19	$12.56	$12.57
Dividends per common share	$0.315	$0.400	$0.300
Total capital to risk weighted assets	11.14%	11.44%	11.39%
Tier 1 capital to risk weighted assets	9.88%	10.14%	10.09%
Tier 1 capital to average assets	8.67%	8.55%	8.68%
Allowance for loan losses to total loans	1.84%	1.70%	1.70%
Non-performing assets	$27,121	$21,166	$19,277
Non-performing assets to total assets	1.81%	1.51%	1.36%

Income Statement Items (annualized):
Return on average assets	0.76%	0.78%	0.82%
Return on average stockholders’ equity	8.97%	9.42%	9.83%
Net interest margin (tax equivalent)	4.36%	4.41%	4.44%